SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO.___1__)(1)


                               Avici Systems Inc.
     -----------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, Par Value $0.0001 per share
     -----------------------------------------------------------------------
                         (Title of Class of Securities)


                                    05367L109
     -----------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
     -----------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


     Check the appropriate box to designate the Rule pursuant to which this
                               Schedule is filed:


         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)


--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 05367L109               13G                         Page 2 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Investment Partners VII, Limited Partnership
     06-1477520
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares          (5)  Sole Voting Power
Beneficially Owned by
Each Reporting Person          0 Shares of Common Stock
With:                     ------------------------------------------------------
                          (6)  Shared Voting Power

                               Not applicable
                          ------------------------------------------------------
                          (7)  Sole Dispositive Power

                               0 Shares of Common Stock
                          ------------------------------------------------------
                          (8)  Shared Dispositive Power

                               Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 05367L109               13G                         Page 3 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Associates VII, LLC
     06-1490960
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares          (5)  Sole Voting Power
Beneficially Owned by
Each Reporting Person          Not applicable
With:                     ------------------------------------------------------
                          (6)  Shared Voting Power

                               0 Shares of Common Stock
                          ------------------------------------------------------
                          (7)  Sole Dispositive Power

                               Not applicable
                          ------------------------------------------------------
                          (8)  Shared Dispositive Power

                               0 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     OO-LLC
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 05367L109               13G                         Page 4 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak VII Affiliates Fund, Limited Partnership
     06-6443681
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares          (5)  Sole Voting Power
Beneficially Owned by
Each Reporting Person          0 Shares of Common Stock
With:                     ------------------------------------------------------
                          (6)  Shared Voting Power

                               Not applicable
                          ------------------------------------------------------
                          (7)  Sole Dispositive Power

                               0 Shares of Common Stock
                          ------------------------------------------------------
                          (8)  Shared Dispositive Power

                               Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 05367L109               13G                         Page 5 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak VII Affiliates, LLC
     06-1490961
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares          (5)  Sole Voting Power
Beneficially Owned by
Each Reporting Person          Not applicable
With:                     ------------------------------------------------------
                          (6)  Shared Voting Power

                               0 Shares of Common Stock
                          ------------------------------------------------------
                          (7)  Sole Dispositive Power

                               Not applicable
                          ------------------------------------------------------
                          (8)  Shared Dispositive Power

                               0 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     OO-LLC
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 05367L109               13G                         Page 6 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Management Corporation
     06-0990851
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares          (5)  Sole Voting Power
Beneficially Owned by
Each Reporting Person          Not applicable
With:                     ------------------------------------------------------
                          (6)  Shared Voting Power

                               0 Shares of Common Stock
                          ------------------------------------------------------
                          (7)  Sole Dispositive Power

                               Not applicable
                          ------------------------------------------------------
                          (8)  Shared Dispositive Power

                               0 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     CO
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 05367L109               13G                         Page 7 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Bandel L. Carano
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares          (5)  Sole Voting Power
Beneficially Owned by
Each Reporting Person          0 Shares of Common Stock
With:                     ------------------------------------------------------
                          (6)  Shared Voting Power

                               0 Shares of Common Stock
                          ------------------------------------------------------
                          (7)  Sole Dispositive Power

                               0 Shares of Common Stock
                          ------------------------------------------------------
                          (8)  Shared Dispositive Power

                               0 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 05367L109               13G                         Page 8 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Gerald R. Gallagher
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares          (5)  Sole Voting Power
Beneficially Owned by
Each Reporting Person          Not applicable
With:                     ------------------------------------------------------
                          (6)  Shared Voting Power

                               0 Shares of Common Stock
                          ------------------------------------------------------
                          (7)  Sole Dispositive Power

                               Not applicable
                          ------------------------------------------------------
                          (8)  Shared Dispositive Power

                               0 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 05367L109               13G                         Page 9 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Edward F. Glassmeyer
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares          (5)  Sole Voting Power
Beneficially Owned by
Each Reporting Person          Not applicable
With:                     ------------------------------------------------------
                          (6)  Shared Voting Power

                               0 Shares of Common Stock
                          ------------------------------------------------------
                          (7)  Sole Dispositive Power

                               Not applicable
                          ------------------------------------------------------
                          (8)  Shared Dispositive Power

                               0 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 05367L109               13G                        Page 10 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Fredric W. Harman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares          (5)  Sole Voting Power
Beneficially Owned by
Each Reporting Person          Not applicable
With:                     ------------------------------------------------------
                          (6)  Shared Voting Power

                               0 Shares of Common Stock
                          ------------------------------------------------------
                          (7)  Sole Dispositive Power

                               Not applicable
                          ------------------------------------------------------
                          (8)  Shared Dispositive Power

                               0 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 05367L109               13G                        Page 11 of 21 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Ann H. Lamont
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

     (a)      |_|

     (b)      |X|
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares          (5)  Sole Voting Power
Beneficially Owned by
Each Reporting Person          Not applicable
With:                     ------------------------------------------------------
                          (6)  Shared Voting Power

                               0 Shares of Common Stock
                          ------------------------------------------------------
                          (7)  Sole Dispositive Power

                               Not applicable
                          ------------------------------------------------------
                          (8)  Shared Dispositive Power

                               0 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.00%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 05367L109               13G                        Page 12 of 21 pages

Schedule 13G
                               Amendment No. _1_*
                         Common Stock Par Value $0.0001
                               CUSIP No. 05367L109

ITEM 1(a)         NAME OF ISSUER:
                  Avici Systems Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  101 Billerica Avenue
                  Building 6
                  Billerica, MA 01862

ITEM 2(a)         NAME OF PERSON FILING:

         Oak Investment Partners VII, Limited Partnership
         Oak Associates VII, LLC
         Oak VII Affiliates Fund, Limited Partnership
         Oak VII Affiliates, LLC
         Oak Management Corporation
         Bandel L. Carano
         Gerald R. Gallagher
         Edward F. Glassmeyer
         Fredric W. Harman
         Ann H. Lamont

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         c/o Oak Management Corporation
         One Gorham Island
         Westport, Connecticut  06880

ITEM 2(c)         CITIZENSHIP:

         Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

         Common stock, par value $0.0001 per share

ITEM 2(e)         CUSIP NUMBER:  05367L109

ITEM 3            Not applicable

ITEM 4            OWNERSHIP.

         The Reporting Persons no longer hold any common stock or options to acquire common stock of the Issuer.

Cusip No. 05367L109               13G                        Page 13 of 21 pages

         Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10           CERTIFICATIONS.

         Not applicable

Cusip No. 05367L109               13G                        Page 14 of 21 pages

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


SIGNATURE:

         Dated: February 14, 2002

         Entities:

Oak Investment Partners VII, Limited Partnership
Oak Associates VII, LLC
Oak VII Affiliates Fund, Limited Partnership
Oak VII Affiliates, LLC
Oak Management Corporation


                                            By: /s/ Edward F. Glassmeyer
                                                --------------------------------
                                                     Edward F. Glassmeyer, as
                                                     General Partner or
                                                     Managing Member or as
                                                     Attorney-in-fact for the
                                                     above-listed entities


Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont


                                            By: /s/ Edward F. Glassmeyer
                                                    ----------------------------
                                                     Edward F. Glassmeyer,
                                                     Individually and as
                                                     Attorney-in-fact for the
                                                     above-listed individuals

Cusip No. 05367L109               13G                        Page 15 of 21 pages

                                INDEX TO EXHIBITS


                                                                            Page
                                                                            ----

EXHIBIT A              Agreement of Reporting Persons                        16

EXHIBIT B              Power of Attorney                                     17